Exhibit 3.34

State of California

Secretary of State

CERTIFICATE OF NONFILING

LIMITED PARTNERSHIP

I, BRUCE McPHERSON, Secretary of State of the State of California, hereby certify:

That, the Corporations Code of the State of California provides for the execution and acknowledgment of a Certificate of Limited Partnership and the subsequent filing in the office of the Secretary of State and,

That, the Corporations Code of the State of California provides for the filing in the office of the Secretary of State of an Application for Registration in order to register a foreign limited partnership to transact intrastate business in this State.

I further certify that there is no record in the limited partnership files of this office of a California or Foreign limited partnership, active or inactive, of the name:

FISCHER MANGOLD PARTNERSHIP

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of November 2, 2005.

[SEAL]

/s/ Bruce McPherson
BRUCE McPHERSON
Secretary of State